AMENDED AND RESTATED
REAL ESTATE LICENSE AGREEMENT

This AMENDED AND RESTATED REAL ESTATE LICENSE AGREEMENT (this “License Agreement”) by and between EMC Corporation, a Massachusetts corporation, having a principal place of business at 176 South Street, Hopkinton, Massachusetts 01748 (“EMC”), and VMware, Inc., a Delaware corporation having its principal office at 3401 Hillview Drive, Palo Alto, California 94304 (“VMware”), is made and shall be effective by and between Licensor and Licensee for all purposes as of the 21st day of September, 2015.

WITNESSETH:

WHEREAS, the Parties hereto entered into that certain Real Estate License Agreement on August 13, 2007 (the “Original Agreement”) pursuant to which the parties set forth the terms and conditions for the licensing of certain real estate space between the Parties; and

WHEREAS, the Parties desire to amend and restate the terms and conditions of the Original Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Defined Terms.

(a)“Authorized Signatory” shall mean for purposes of executing any Leasing Memorandum, if on behalf of VMware, an employee or contractor with the title of “Director, or more senior within the Real Estate and Workplace group, and, if on behalf of EMC, an employee or contractor with the title of “GEO Lead” or more senior.
(b)“Commencement Date” shall mean the date that the License commenced for the applicable License Area.
(c)“Lease” and “Leases” shall mean the lease agreement(s) between Licensor and the landlord listed therein.
(d)“License Area” shall mean space that Licensor is licensing to Licensee for its use and occupation, each of which is located in the Premises.
(e)“Licensee” shall mean the Party that uses or occupies the License Area as permitted by the Licensor.
(f)“Licensor” shall mean the Party to this License Agreement that owns, leases, subleases or otherwise has rights to the Premises and is providing use or occupancy of the License Area to the other Party.
(g)“Party” shall mean each of EMC and VMware individually and “Parties” shall mean EMC and VMware together.
(h)“Premises” shall mean the space described in a particular Lease or space that is owned by the Licensor.
(i)“Subsidiary” of any Party shall mean any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which  EMC or VMware is or any subsidiary of EMC or VMware, as the case may be, (a) is the general partner or a manager or member of such Party (b)  owns at least 50%of the outstanding equity or voting securities or interests which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions of such corporation or other organization of such Party or (c) directly or indirectly, controls such Party. For purposes of this License Agreement, (1) VMware and its Subsidiaries shall not be considered Subsidiaries of EMC and (2) Pivotal Software, Inc. and its Subsidiaries shall be considered Subsidiaries of EMC only, and not of VMware.

2.	License.

(a)Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor a license (the “License”) to use and occupy the License Areas and rights of access thereto as more particularly set forth in the

Leasing Memorandum (as defined in Section 4) for each specific License Area for the License Period (as defined in Section 3). Any associated rights with respect to the License Area, including such things as signage, parking, etc., shall be governed by the operating principles attached hereto as Appendix A (the “Operating Principles”) and any exceptions to the Operating Principles shall be documented in the Leasing Memorandum for the specific License Area.
(b)Each Leasing Memorandum shall be executed by an Authorized Signatory of each Party and delivered by each of Licensee and Licensor prior to the use of the particular License Area; provided that, a Leasing Memorandum for any License Area that is already in use as of the date of this License Agreement shall be executed and delivered by an Authorized Signatory of each Party within sixty (60) days after the date of this License Agreement and shall be categorized in accordance with the License Areas defined in Section 2(d) below and as provided on Appendix B and subject to the Operating Principles.
(c)With respect to each License Area, Licensee agrees that it has or will have inspected the space and is familiar with the License Area and accepts the same and the contents thereof in their “as is” condition as of the respective Commencement Date. Licensor shall not be required to perform any work or furnish any materials in order to prepare any License Areas for Licensee’s occupancy, unless otherwise agreed upon in the Leasing Memorandum.

(d)The License Areas shall include (i) Commingled Space, (ii) Demised Space, (iii) Pass-Through Space, (iv) Special Commingled Space, and (v) Specialty Space. “Commingled Space” shall mean a License Area that is occupied by both Licensor and Licensee with no physical segregation by walls. “Demised Space” shall mean a License Area that is physically segregated by walls or partitions for the purpose of Licensee’s sole and exclusive occupancy. “Pass-Through Space” shall mean a License Area that Licensor has specifically procured on behalf of Licensee to be occupied or used entirely by Licensee. “Special Commingled Space” shall mean a License Area that is occupied by both Licensor and Licensee and is agreed upon by the Parties to be “Special Commingled Space” either in Appendix B or in a Leasing Memorandum, which for this type of space must be executed prior to Licensor making any new or additional commitments to third parties with respect to such space. “Specialty Space” shall mean a License Area that (i) requires a special agreement because the space will not be used for normal office seats but rather for special purpose uses, such as labs, conference rooms, or customer briefing centers or (ii) is for office space that has in excess of 100 seats, which will require its own lease or sublease. The Parties can agree in a Leasing Memorandum to different terms governing a License Area than as contemplated by Section 2 and Section 3 hereof, and such Leasing Memorandum terms will prevail in the event of a conflict.

(e)Attached hereto as Appendix B is a schedule listing all License Areas, as of the date hereof, categorized by Commingled Space, Demised Space, Pass-Through Space, Special Commingled Space and Specialty Space.

3.	License Period.

(a)    The license for each License Area shall commence on the respective Commencement Date and shall expire (subject to sooner termination as hereinafter provided) at 11:59 P.M. on (i) the date that is one (1) day prior to the expiration date of the term of the related Lease covering the related License Area or (ii) the date listed in the Leasing Memorandum, unless earlier terminated in accordance with the terms of this License Agreement (the actual termination date, the “Termination Date”). The term “License Period” shall mean the period beginning on the Commencement Date and ending on the Termination Date. The License Period shall be documented in the Leasing Memorandum.
(b)    Notwithstanding the provisions of Paragraph (a) above, Licensee shall have the right to terminate the License as to a particular License Area as follows:

(i)	with respect to Commingled Space:

1)	With 10 or less seats, by delivery to Licensor of written notice delivered not less than three (3) months prior to the desired early termination date as to such Commingled Space;

2)	With 11-20 seats, by delivery to Licensor of written notice delivered not less than six (6) months prior to the desired early termination date as to such Commingled Space;

3)	With more than 20 seats, by delivery to Licensor of written notice delivered not less than nine (9) months prior to the desired early termination date as to such Commingled Space; and

(ii)
with respect to Special Commingled Space, Licensee may terminate by delivery of written notice delivered prior to the desired early termination date as to such License Area; provided that, Licensor shall continue to cross-charge Licensee on a monthly basis for such License Area until the earlier of (1) the date Licensor begins using or occupying any of the License Area; provided that, if Licensor uses or occupies less than the total License Area, the cross-charge to Licensee for any unused or unoccupied portion will continue monthly, (2) the Termination Date listed in the Leasing Memorandum and (3) the date Licensor is able to dispose of the License Area (e.g., by subleasing the License Area or terminating the underlying Lease). In addition, the Parties may agree to a lump sum lease termination amount that would include a buyout of the term and any restoration costs.

(iii)
With respect to Demised Space and Specialty Space, Licensee may terminate by delivery of written notice delivered prior to the desired early termination date as to such License Area; provided that, Licensor shall continue to cross-charge Licensee on a monthly basis for such License Area until the earlier of (1) the date Licensor begins using or occupying any of the License Area; (2) the Termination Date listed in the Leasing Memorandum and (3) the date Licensor is able to dispose of the License Area (e.g., by subleasing the License Area or terminating the underlying Lease). In addition, the Parties may agree to a lump sum lease termination amount that would include a buyout of the term and any restoration costs.

(iv)
With respect to Pass-Through Space, Licensee is obligated through the Termination Date set forth in the Leasing Memorandum, unless the Parties subsequently agree in writing to terms regarding an early termination.

(c)    In the event the term of a Lease covering a License Area shall sooner terminate in accordance with the provisions thereof (e.g., by reason of casualty or condemnation, and the landlord under the Lease shall exercise a right of termination contained in the Lease, or Licensor, as the tenant thereunder shall exercise a right of termination thereunder), the License for such License Area shall automatically terminate on the date that is one (1) day prior to such termination of such Lease and such date shall be the Termination Date. Licensor shall give Licensee reasonable prior notice of any such early termination, and Licensee shall take all necessary action to vacate the License Area one (1) day prior to the Termination Date.

(d)    Licensor will provide the Licensee with prior written notice of its intent to (i) enter into any amendment to any Lease which will increase Licensee’s financial obligations or have a material adverse effect on Licensee’s occupancy of the related License Area covered thereby or Licensee’s permitted use of such License Area or (ii) early terminate any Lease that contains License Area; provided that, Licensor shall not amend or early terminate any Lease where Licensee has Pass-Through Space, unless Licensor shall have first obtained Licensee’s consent therefor. Upon receipt of such notice as provided in subsection (i) above, Licensee will be obligated to inform Licensor as soon as reasonably practicable (but, in any event, within thirty (30) days after receiving such notice) whether it intends to continue to occupy the License Area for the Demised Space, Commingled Space, Special Commingled Space or Specialty Space, as the case may be, during any amended term. If Licensee elects to terminate the License with respect to such License Area it shall comply with the applicable termination provisions of Paragraph (b) above. If Licensee elects to continue to occupy the License Area, the Parties shall amend the Leasing Memorandum, as appropriate, to reflect any such changes and an Authorized Signatory of each Party shall execute and deliver the same to the other Party. With respect to any early terminations by Licensor under subsection (ii) above, Licensor will provide Licensee with the same notice periods contemplated under Section 3(b) above and Licensee will be obligated to vacate the space one (1) day prior to the termination date of the underlying Lease.

4.	License Fee.

(a)On a current monthly basis, Licensor shall cross-charge a license fee for each License Area (the “License Fee”) to the applicable cost center of Licensee, which shall be set forth in the Leasing Memorandum; provided that, Licensee may give notice to Licensor of any update to the applicable cost center and Licensor will cross-charge to such cost center beginning on the month following receipt of such notice.

(i)
The License Fee for Commingled Space, Special Commingled Space and Demised Space shall be based on actual costs and calculated for each License Area using the same methodology as Licensor uses for its internal cost allocations for such License Area, and such methodology shall be reflected in the respective Leasing Memorandum, in the form attached hereto as Appendix C (the “Leasing Memorandum”); provided, however, in the event of any “Material Change” to a Commingled Space, Special Commingled Space or Demised Space, an Authorized Signatory of each Party will execute and deliver a revised Leasing Memorandum to reflect any such Material Change, which shall be effective upon the execution and delivery of the Leasing Memorandum. The term “Material Change” means any change of 25% or more in the relevant metric used to calculate the Unit Cost of a License Area (such as headcount, number of seats or number of square feet). Concurrent with the execution of a new Leasing Memorandum, Licensor will notify Licensee in writing of the estimated Unit Cost and License Fee (as applicable) to be used for such location and provide reasonable back-up for such calculations. “Unit Cost” shall mean the actual cost per headcount, per seat or per square feet of the License Area for Commingled Space, Special Commingled Space and Demised Space. Subject to a Material Change, the Unit Cost shall be fixed through the end of each calendar year. The License Fee for Commingled Space, Special Commingled Space and Demised Space shall be calculated by multiplying the Unit Cost for the applicable License Area by the headcount, square feet, or number of seats, as applicable.

(ii)
The License Fee for Specialty Space shall be determined on a case-by-case basis as negotiated between the parties and shall be documented in the Leasing Memorandum or in the case of office space that has in excess of 100 seats, in the separate lease or sublease agreement.

(iii)	The License Fee for Pass-Through Space shall be the actual costs paid to the third party as recognized by the Licensor for the related Lease.

(b)Licensor shall provide Licensee with reasonable details of the cross-charge calculation for each monthly cross-charge. No later than November 1 of each year, Licensor will provide to Licensee the estimated Unit Cost for each License Area for the upcoming calendar year so that the Licensee may include such costs in that fiscal year’s budget.

(c)Upon request by the Licensee, but no more than once per quarter, Licensor shall provide Licensee with reports listing the names of Licensee employees or affiliates seated in each License Area and associated billing ratios (employee’s percentage or allocation of the total cost of the relevant License Area) so that the Parties may review and reconcile their records. Upon request by Licensee, but no more than once per quarter, Licensor will provide Licensee with soft or hard copies of the most recent invoices reflecting the Lease costs for each Pass-Through Space. Once per calendar year, Licensee or its authorized representative shall have the right, during business hours and with prior written notice, to inspect the books of Licensor at Licensor’s facilities that relate to the calculation of the License Fee, for the purpose of verifying the methodology used and the costs included; provided that, any and all costs associated with such inspection shall be borne by Licensee. Licensee shall comply with any confidentiality requirements imposed by Licensor in connection with such inspection and receipt of reports (including, but not limited to, the execution and delivery of a confidentiality agreement reasonably acceptable to Licensor). The Parties shall in good faith attempt to resolve any dispute and, when the Parties so resolve all disputes, any agreed upon adjustment shall be conclusive and binding on the Parties. Upon final determination of any License Fee, on the last business day of the then current calendar quarter, Licensor and Licensee shall affect any agreed upon cross-charge adjustment as a result of the inspection.

(d)The License Fee constitutes the entire fee payable by Licensee to Licensor with respect to the License Areas, and Licensee will not owe Licensor any administrative service fee, administrative mark-up or any other fee for the provision of services by its employees in connection with this Agreement, except as otherwise set forth herein or in a Leasing Memorandum.

5.Services. Licensee acknowledges that in some of locations of the License Areas, a third-party landlord provides services to such locations. Licensor shall reasonably cooperate with Licensee so as to enable Licensee to obtain such services, but the foregoing shall not require Licensor to institute any action or proceeding against a landlord. To the extent that any services to a License Area has been supplied directly by Licensor, then Licensor shall continue to provide such services to such License Area during the related License Period and Licensee shall be responsible for its pro rata share of Licensor’s out-of-pocket costs in connection therewith as provided in the Leasing Memorandum. Licensor shall provide such services to such License Area in substantially the same manner and quality as Licensor has provided the same to the License Area prior to the Commencement Date or in substantially the same manner and quality as Licensor provides such services to itself. To the extent permissible, Licensor hereby grants to Licensee the right to receive all of the services and benefits with respect to the License Areas which are to be provided by the related landlord under the Leases. Notwithstanding the foregoing, although the Parties contemplate that the landlords will, in fact, perform their obligations under the Leases, but, in the event of any default or failure of such performance by any of the landlords, Licensor will, upon the specific written request of Licensee, make demand upon such landlord(s) to perform its obligations under the related Lease.

6.Uses. Licensee shall only use and occupy a License Area as a permitted use under the related Lease and for no other purpose except (and only to the extent permitted under the terms of the related Lease) as may be reasonably agreed upon in writing by Licensor and Licensee and set forth in the Leasing Memorandum.

7.Compliance with Law; Observance of Lease Provisions.

(a)To the extent required of Licensor under the related Lease, Licensee’s manner of use of the License Area shall comply with all applicable laws and regulations of all state, Federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of any Board of Fire Underwriters or any similar body having jurisdiction (all of the foregoing being hereinafter collectively referred to as “Laws”). Notwithstanding the foregoing, Licensee shall have no obligation to expend any funds to correct or change any system or structural element of the License Area so as to comply with any Laws, except as provided herein, in the Lease or as required as a result of Licensee’s specific use of the License Area, which shall be set forth in the Leasing Memorandum.

(b)To the extent required under a related Lease, Licensor shall obtain the consent of the related landlord for Licensee to license the related License Area. Licensor shall promptly be reimbursed by Licensee for any actual costs incurred by Licensor in obtaining such consent from the landlord.

(c)Licensee shall not violate applicable provisions of any Lease governing the manner of use of the related License Area, the use of building elevators, building common areas, and similar provisions, so as not to cause a default thereunder.

(d)This License Agreement is subject to, and Licensee accepts each License Area is subject to, all the terms, covenants, provisions, conditions and agreements contained in each respective Lease and the matters to which the related landlords are subject and subordinate, all of which are made a part of this License Agreement as though fully set forth herein, except to the extent the same are modified or amendment by this License Agreement or a Leasing Memorandum, it being understood and agreed that said provisions shall fix the obligations of Licensee as if Licensee were the tenant named therein. Licensee’s rights, however, shall be governed by the terms of this License Agreement. This License Agreement shall also be subject to, and Licensee accepts this License Agreement is also subject to, any amendments and supplements to the Leases hereafter made between any landlord and Licensor provided that such amendments or supplements comply with the notice obligations in Section 3(d), and where specifically noted therein the prior consent of Licensee.

(e)Licensee covenants and agrees (i) to observe and be bound by Licensor’s rules and regulations for any License Area, (ii) that Licensee will not do or cause to be done or suffer or permit its agents or employees to do any act or thing to be done which would or might constitute a default under the Lease and (iii) that any act or omission by Licensee or its agents or employees which constitutes a default under the Lease with respect to the License Area also constitutes a default hereunder. Licensor covenants and agrees (A) it will not do or cause to be done or suffer or permit any act or thing to be done which would constitute a default under the Lease that would permit the landlord thereunder to cancel or terminate the Lease, (B) will not voluntarily terminate a Lease where Pass-Through Space is located without the prior consent of Licensee and (C) shall deliver to Licensee promptly upon receipt or delivery copies of all default notices under a Lease sent or received by Licensor that relate to License Area.

(f)In the event Licensee is in default under any of the terms of this License Agreement and such default is not cured, Licensor shall have the same rights and remedies against Licensee as are available to the landlord against Licensor pursuant to the Lease for that particular License Area and Licensor shall have the right enter such License Area and cure the same at the sole cost and expense of Licensee.

8.Repairs. Licensee, throughout the License Period, shall take good care of the License Areas and the fixtures and appurtenances therein as required of the tenant pursuant to the terms of the related Leases. In the event a particular Lease is silent on Licensor’s obligations to repair, then in addition to Licensee taking good care of the related License Area and the fixtures and appurtenances, Licensee, for that particular License Area, shall also be responsible for the cost to repair any damage caused by Licensee, other than damage from the elements, fire (that is not caused by Licensee) or other casualty to the building of such License Area or damage resulting from ordinary wear and tear. Licensor shall make, or exercise reasonable efforts to cause to be made by such related landlord responsible for such repairs, all necessary structural and other repairs (for which Licensee is not responsible pursuant to the provisions hereof) to the License Area.

9.	Damage and Destruction.

(a)Neither Licensor nor Licensee shall have any responsibility to each other in the event of any damage to or theft of any equipment or property of the other Party except if caused by the gross negligence or willful misconduct of such Party, and the Party incurring such loss shall look to its own insurance coverage, if any, for recovery in the event of any such damage, loss or theft.

(b)If a License Area is destroyed or damaged by fire or other casualty, the License Fee as to such License Area shall abate (entirely if all or substantially all of the License Area is damaged and rendered untenantable and proportionately if only a portion of the License Area is damaged and rendered untenantable, in both cases only to the extent that Licensor’s rent under the Lease is also abated) from the date of the casualty to the date by which (as provided in the Lease covering the License Area) the related landlord or Licensor shall have repaired and restored the License Area or damaged portion thereof (but not Licensee’s property and equipment therein) to substantially the same condition it was in prior to the occurrence of such casualty. If the casualty or damage occasioned to the License Area or to the Premises of which the damaged License Area forms a part shall be so extensive as to entitle either or both of the landlord and Licensor to terminate the Lease, and either such landlord or Licensor shall terminate the Lease therefor in accordance with the terms thereof, then the License with respect to such License Area shall automatically terminate on the Lease termination date and such date shall be deemed the Termination Date in accordance with Section 3(c).

(c)In the event of the occurrence of a casualty or condemnation which affords Licensor a right under the Lease to terminate the Lease by reason of such casualty or condemnation, then, if the License Space is Pass-Through Space, Licensee shall have the exclusive right to determine whether to exercise such right of termination in its sole and absolute discretion, and if such License Space is Demised Space, Commingled Space, Special Commingled Space or Specialty Space, Licensor shall have the exclusive right to determine whether to exercise such right of termination in its sole and absolute discretion.

10.	Insurance/Indemnity.

(a)Insurance. To the extent carrying such insurance is not Licensor’s responsibility under another agreement between Licensor and Licensee, Licensee shall maintain in full force and effect throughout the related License Period with respect to the related License Area the insurance (other than property insurance as to alterations in the Premises or equipment owned by Licensor in the Premises, which insurance Licensor shall carry) required to be maintained by Licensor under the related Lease. Upon request by Licensor, if Licensee carries such insurance separate from Licensor, Licensee shall provide evidence of such insurance to Licensor in accordance with the requirements of the related Lease.

(b)Indemnification of Licensor. Per each License Area, Licensee shall owe the same indemnification obligations to Licensor as set forth in the Lease covering such License Area as if the words “Owner” or “Landlord” and “Tenant “or “Lessee” or words of similar import, wherever the same appear in the related Lease pertaining to indemnification were construed to mean, respectively, “Licensor” and “Licensee”. To the extent a Lease is silent on the indemnification obligations running from the “Tenant” to “Landlord”, then for that related License Area, Licensee shall indemnify, defend and hold Licensor, and any partner, officer, agent, employee and director of Licensor (the “Licensor Indemnitees”) harmless from and shall defend the Licensor Indemnitees against all claims made or judicial or administrative actions filed which allege that any one of the Licensor Indemnitees is liable to the claimant (other than to the extent caused by or arising from a Licensor Indemnitee’s gross negligence or willful misconduct) by reason of (i) any injury to or death of any person, or damage to or loss of property, or any other thing occurring on or about the License Area or the Premises, or in any manner growing out of, resulting from or connected with the use, condition or occupancy of, the License Area or the Premises, if caused by any act or omission of Licensee or its agents, partners, contractors, employees, permitted assignees, licensees, sublessees, invitees or any other person or entity for whose conduct Licensee is legally responsible, (ii) violation by Licensee of any contract or agreement to which Licensee is a Party in each case affecting the License Area or the occupancy or use thereof by Licensee, (iii) violation of or failure to observe or perform any condition, provision or agreement of this License Agreement or the respective Leasing Memorandum on Licensee’s part to be observed or performed hereunder, and (iv) Licensee’s manner of use and occupancy of the License Area, except to such extent that any such claim arises from the gross negligence or willful misconduct of Licensor. Licensor shall similarly indemnify, defend and hold Licensee, and any partner, officer, agent, employee and director of Licensee (the “Licensee Indemnitees”) harmless from and shall defend the Licensee Indemnitees against all claims made or judicial or administrative actions filed which allege that any one of the Licensee Indemnitees is liable to the claimant (other than to the extent caused by or arising from a Licensee Indemnitee’s negligence or willful misconduct) by reason of (i) any injury to or death of any person, or damage to or loss of property, or any other thing occurring on or about the Premises, or in any manner growing out of, resulting from or connected with the use, condition or occupancy of, the Premises, if caused by any negligent act or willful misconduct of Licensor or its agents, partners, contractors, employees, permitted assignees, licensees, sublessees, invitees or any other person or entity for whose conduct Licensor is legally responsible (other than Licensee), (ii) violation by Licensor of any contract or agreement to which Licensor is a Party in each case affecting the Premises or the occupancy or use thereof by Licensor and (iii) violation of or failure to observe or perform any condition, provision or agreement of this License Agreement or the respective Leasing Memorandum on Licensor’s part to be observed or performed hereunder. In addition, and to the extent applicable, if Licensor is the beneficiary of an indemnity or release from the landlord under a Lease, Licensor shall use commercially reasonable efforts to similarly indemnify or release Licensee, to the extent Licensor actually receives the benefit of such indemnity or release.

11.Assignment; Sublicensing. The License granted hereby is personal to Licensee and shall not be assigned nor shall Licensee sublicense or otherwise permit or suffer the occupancy of any or all License Area(s) by any third party without first obtaining the prior written consent of Licensor and if required by the related Lease, the landlord. For the avoidance of doubt, consent to assignment of this Agreement will be required in connection with any sale of all or substantially all of the assets of Licensee or change of control of Licensee in any single transaction or series of transactions by virtue of merger, recapitalization, stock sale or distribution, reorganization or otherwise, that results in the purchase or distribution of more than 50% of the outstanding shares of capital stock of Licensee. Any purported assignment or sublicense in violation of this Section 11 is void and of no force or effect.

12.Alterations; Restoration. Licensee shall only make alterations and/or restorations subject to the terms and conditions below for the applicable License Area.

(a)	Commingled Space, Special Commingled Space or Specialty Space.

(i)No alterations may be made by Licensee to the License Area without first obtaining (A) the prior written consent of Licensor, which may be withheld in its sole discretion and (B) if required by the related Lease, the prior written consent of the related landlord of such Lease (which Licensor shall request from such landlord). All such alterations (and any required restorations at the end of the lease) shall be performed by Licensor or its contractors at Licensee’s sole cost and expense.

(ii)Licensor, at the time of giving consent to any alterations by Licensee, shall notify Licensee if any such alterations must be removed and the License Area restored at the expiration or sooner termination of the applicable License Period and such restoration obligations shall be noted in the applicable Leasing Memorandum.

(iii)If Licensor employs facilities personnel at the Commingled Space, Special Commingled Space or Specialty Space, Licensor will reasonably cooperate with Licensee to coordinate such requested alternations. Any costs associated with making such alterations, including, but limited to, construction or increased operating costs shall be borne solely by Licensee.

(b)	Demised Space.

(i)Licensee may make any alterations to the License Area to the extent permitted by (and in accordance with) the terms of the related Lease, provided that Licensee obtains the prior written consent thereto of Licensor which shall not be unreasonably withheld, conditioned or delayed.

(ii)In the event Licensee shall desire to make any alterations to the License Area, Licensee shall provide Licensor prior written notice thereof, specifying in Licensee’s notice the scope and location of the desired alteration(s) as necessary to enable Licensor to formulate a judgment as to the effect such alteration(s) would have upon the building and its systems, and Licensor’s use of, and operation within, that portion of the Premises not constituting the License Area (the “Retained Space”). Subject to approval of the related landlord if required by the related Lease, Licensor hereby consents to the installation of information systems cabling, electrical distribution circuitry and finishes appurtenant thereto; provided that, Licensor may refuse to allow such alteration if in Licensor’s reasonable judgment such alteration would materially adversely affect Licensor’s use of the Retained Space.

(iii)Any costs associated with making such alterations, including, but limited to, construction or increased operating costs and any restoration costs shall be borne solely by Licensee and shall be documented in the applicable Leasing Memorandum.

(c)	Pass-Through Space.

(i)Licensee may make any alterations to the License Area to the extent permitted by (and in accordance with) the terms of the related Lease, provided that Licensee provides prior written notice thereof to Licensor and to the extent the consent of the landlord to the related Lease is necessary, Licensee shall work with Licensor to have any discussions related to such consent and shall not work directly with the landlord, unless Licensor gives its written consent to do so, and shall in such event, continue to keep Licensor apprised of all discussions with the landlord.

(iv)Any costs associated with making such alterations, including, but limited to, construction or increased operating costs and any restoration costs shall be borne solely by Licensee and shall be documented in the applicable Leasing Memorandum.

(ii)If Licensee requests an assignment or novation with respect to any Pass-Through Space, Licensor will use commercially reasonable efforts to enter into an assignment or novation agreement to assign the Lease to Licensee with respect to such Pass-Through Space, and any cost associated with such assignment or novation shall be cross-charged to Licensee.

13.Default. If either Party defaults in the performance of any of its obligations hereunder with respect to a License Area or the License Areas and such default continues for more than fifteen (15) days in the case of a monetary default with respect to a License Area, thirty (30) days with respect to any other monetary default hereunder, and thirty (30) days in the case of a nonmonetary default, in all cases after receipt of written notice from the nondefaulting Party (except that if such nonmonetary default cannot be reasonably cured with the exercise of reasonable diligence during said 30-day period, such period shall be extended for reasonable additional time, provided that, the defaulting Party has commenced to cure such default within the 30-day period and proceeds diligently thereafter to effect such cure), the nondefaulting Party shall have the right to terminate the License herein granted with respect to the applicable License Area and pursue any other remedies available at law or in equity, except as limited in Section 14 hereof.

14.Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LICENSE AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, CONSEQUENTIAL, INDIRECT (OTHER THAN ATTORNEYS’ FEES) OR SPECIAL DAMAGES, INCLUDING LOSS OF GOODWILL OR LOSS OF PROFITS.

15.	Notices.

(a)Any notice, demand or request under this License Agreement shall be in writing, shall be addressed as hereinafter provided and delivered by registered or certified mail (return receipt requested) which is delivered by reputable overnight commercial carrier (e.g., Federal Express) or hand-delivered and shall be deemed effective upon receipt. Any notice, demand or request by a Party will be addressed as follows:

In the case of EMC:
EMC Corporation
228 South Street
Hopkinton, Massachusetts 01748
Attention: Vice President, Global Real Estate and Facilities
And to:
EMC Corporation
176 South Street
Hopkinton, Massachusetts 01748
Attention: Office of the General Counsel

In the case of VMware:

VMware, Inc.
3401 Hillview Drive
Palo Alto, California 94304
Attention: Global Real Estate Lease Administration
Email: realestate@vmware.com

with a copy to Legal Department at legalcorpdev@vmware.com

(b)Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall be deemed to be receipt of the notice, demand or request sent.

16.Quiet Enjoyment. Licensor covenants and agrees that, so long as Licensee shall pay the License Fee as and when due and shall otherwise fully, faithfully and timely observe and perform within applicable notice and cure periods the agreements, covenants and conditions of this License Agreement on its part to be observed and performed with respect to the related License Area, Licensee shall and may peaceably and quietly have, hold and enjoy the related License Area for the related License Period, as same may be extended, without disturbance, hindrance, ejection or molestation by or from Licensor (subject, however, to the provisions hereof) or anyone claiming by, through or under Licensor.

17.Waiver of Claims. As to the period from and after the Commencement Date, notwithstanding anything to the contrary herein, each Party hereto waives all claims against the other Party, its agents and employees for damage to property sustained by the waiving Party resulting from damage to the License Areas or the Premises, as the case may be, its fixtures or any of the waiving Party’s personal property, or resulting directly or indirectly from any act or omission of the other Party. This Section 17 shall apply especially, but not exclusively, to damage caused by roof leakage, refrigerators, sprinkling devices, air conditioning apparatus, water, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures and shall apply whether any such damage results from the act or omission of Licensor or of any other person, and whether such damage be caused or result from anything above mentioned or referred to, or be of a different nature. All property belonging to the waiving Party or any occupant of the License Areas or the Premises, as the case may be, shall be there at the risk of the waiving Party or such other occupant only, and the other Party shall not be liable for damage thereto or theft or misappropriation thereof. The waiving Party (and any such occupant) shall look to any insurance coverage that it may have for recovery of any loss or damage to property that such waiving Party or such occupant may sustain.

18.Surrender. Prior to the applicable Termination Date or sooner termination of the License with respect to the related License Area, Licensee will clean out any Commingled Space or Special Commingled Space occupied by Licensee. With respect to Demised Space or Specialty Space, if requested by Licensor installations and alterations that were made by or on behalf of Licensee, ordinary wear and tear, fire and other casualty excepted will be restored to the condition required by such restoration provisions of the related Lease and otherwise comply with the surrender provisions of the Lease to the extent applicable to the License Area. When not otherwise included in the Leasing Memorandum, Licensor and Licensee will agree on the costs of such restoration and such costs will be cross-charged to Licensee. Notwithstanding anything to the contrary contained herein, in no event shall Licensee have any obligation to restore a License Area to the condition such space was in on the Commencement Date to the extent such restoration related to an alteration which was made to such space prior to the Commencement Date. Licensor will manage and oversee any such restoration project. With respect to Pass-Through Space, Licensee will be required to comply with the surrender and restoration provisions of the applicable Lease.

19.Subordination. The License granted herein is subject and subordinate to all ground and underlying leases affecting the real property of which the License Areas form a part and to all mortgages which may now or hereafter affect such leases or such real property.

20.Warranties. EXCEPT AS SET FORTH IN THIS LICENSE AGREEMENT, THE PARTIES DO NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS LICENSE AGREEMENT, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

21.Inability To Perform. Neither Party shall be responsible for delays in the performance of its obligations caused by events beyond that Party’s reasonable control, including, but not limited to, acts of God.

22.Good Faith. The License Areas are of such configuration and are not of such size as to justify, in either case, in the opinion of the Parties, entering into formal leases and/or subleases covering each License Area. The Parties have therefore entered into this License Agreement which, the Parties recognize, is not dispositive of all matters and issues that may arise during the License Period with respect to each License Area. As and when issues and matters arise during the course of the License Period that are not definitively controlled by the provisions of this License Agreement, the Operating Principles, the related Leasing Memorandum or the related lease, the Parties shall act reasonably and in good faith endeavor to adjust and resolve such issues and matters.

23.No Contact With Landlord. Except as specifically permitted under Sections 12(c) and 30(b) or as otherwise consented to in writing by Licensor, Licensee shall not, directly or indirectly, communicate with or have contact of any kind with any landlord under the Leases with respect to the License Area or landlord services or repairs or maintenance to be provided to the License Area or with regard to the Premises (the only exception to the foregoing being if Licensee shall wish to lease space in a building a part of the Premises is located in) the intention hereof being that any communications or contact regarding any of the foregoing (except with regard to a separate leasing of space in such building by Licensee) shall be made solely to Licensor.

24.Landlord’s Responsibilities. Licensee recognizes that Licensor is not in a position to furnish the services set forth in the Leases; obtain an agreement of nondisturbance, or to perform certain other obligations which are not within the control of Licensor. If Licensor institutes an enforcement action to compel a landlord under a Lease to perform its obligations with respect not only to the License Area but also with respect to other portions of the Premises, the reasonable costs and expenses of such enforcement action shall be equitably apportioned so that, insofar as can be practically determined, each Party shall bear its allocable share of such costs and expenses.

25.Signage. Subject to the terms of the related Lease covering the License Area, signage rights for each License Area shall be determined using the Operating Principles.

26.Parking. Subject to the terms of the related Lease covering the License Area, parking rights for each License Area shall be determined using the Operating Principles.

27.	Miscellaneous.

(a)Counterparts. This License Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

(b)Governing Law. This License Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts; provided that any dispute related to the underlying lease terms for a particular License Area shall be governed by the governing law of the lease.

(c)Section Headings. The section titles herein are for convenience only and do not define, limit or construe the contents of such sections.

(d)Appendices. All Appendices to this License Agreement are hereby made a part hereof as if fully set out herein.

(e)Severability. If any provision or provisions in this License Agreement is/are found to be in violation of any law or otherwise unenforceable, all other provisions will remain unaffected and in full force and effect.

(f)Site Specific Agreements. The Parties shall execute or cause their applicable subsidiaries to execute any additional agreements as may be reasonably necessary to effectuate the intent of this License Agreement.

(g)Subsidiaries. If any of the Premises are leased by a Subsidiary of Licensor, (a) Licensor shall cause its Subsidiary to license the applicable License Area to Licensee or its Subsidiary and to perform all of the requirements of Licensor hereunder as to such Premises, (b) such Subsidiary may exercise the rights of Licensor hereunder as to such Premises and (c) references herein to Licensor shall mean Licensor’s Subsidiary as to such Premises. In addition, if any of the Premises are currently occupied by a Subsidiary of Licensee, (i) Licensee’s Subsidiary shall have the right to occupy such License Area and exercise the rights of Licensee hereunder as to such Premises, (ii) Licensee shall cause its Subsidiary to perform all of the obligations of Licensee hereunder as to such License Area and (iii) references herein to Licensee shall mean Licensee’s Subsidiary as to such License Area. To the extent Licensor and Licensee deem it necessary and appropriate, such Subsidiaries may enter into real estate license agreements having substantially the same terms as provided in this License Agreement. Furthermore, if any of the Premises leased by a Subsidiary of Licensor are occupied by employees or other agents acting under the direction and control of Licensee or of a Subsidiary of Licensee and such premises are used by Licensor’s Subsidiary to provide services to Licensee or a Subsidiary of Licensee, (a) Licensor shall cause its Subsidiary to perform all of the obligations of the Licensor hereunder and (b) Licensee shall perform all of the obligations of Licensee hereunder.

(h)Other. Time is of the essence with respect to the performance of every provision of this License Agreement in which time of performance is a factor. When a Party is required to do something by this License Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other Party unless specific provision is made therefor. Whenever one Party’s consent or approval is required to be given as a condition to the other Party’s right to take any action pursuant to this License Agreement, unless another standard is expressly set forth, such consent or approval shall not be unreasonably withheld or delayed.

28.Nonliability. Licensor and Licensee agree that neither their respective directors, officers, employees, shareholders nor any of their respective agents shall have any personal obligation hereunder, and that Licensor and Licensee shall not seek to assert any claim or enforce any of their rights hereunder against such directors, officers, employees, shareholders or agents.

29.Binding Effect. This License Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall not be modified except by an express written agreement signed by duly authorized representative of both Parties.

30.Cooperation. The Parties and their respective subsidiaries will cooperate and support each other with respect to future space sharing arrangements. Without limiting any of the obligations herein, for any new lease, sublease, license or similar agreement between each other, the Parties have decided to memorialize and be bound by the following terms:

(a)The Party entering into a new lease with a landlord, owner, or other third party shall be responsible for paying the security deposit, as applicable, associated with entering into such agreement.

(b)Upon request by Licensee, Licensor will include Licensee in discussions with landlord of a Pass Through Space to negotiate terms of the Lease (including, renewals and amendments).

(c)Approximately twelve (12) months (or such longer period as may be required under a Lease) prior to the expiration of any Lease that has a License Area, Licensor shall notify Licensee of the upcoming expiration date, and Licensee shall, within three (3) months of receiving such notice, notify Licensor whether it desires to continue the License. The Parties shall cooperate in determining which Party, if any, shall renew such lease. In the event that Licensor does not intend to renew a Lease that has a License Area, Licensor will provide Licensee with nine months advance notice for Demised Space and with respect to Commingled Space, the same amount of notice as required under Section 3(b). In the event, Licensor does intend to renew and Licensee has notified Licensor of its desire to continue to License such License Area, an Authorized Signatory on behalf of each Party shall execute and deliver a revised Leasing Memorandum reflecting the new Termination Date.

(d)If Licensor enters into a lease, sublease, or any similar agreement to use and occupy any Pass-Through Space, Demised Space or, Specialty Space, then Licensee shall reimburse Licensor for all actual out-of-pocket expenses incurred by Licensor in connection with entering into the agreement and complying with the terms thereof, and Licensor will coordinate with Licensee regarding these costs, including providing Licensee an estimate of such costs prior to making any commitments or spending any funds or resources.

(e)Notwithstanding anything to the contrary herein, neither party will cross charge the other party for internal time spent by its employees related to this Agreement unless agreed to in a signed Leasing Memorandum.

[Signature Page to the License Agreement Follows Next]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amended and Restated License Agreement as of the day and year first written above.

EMC CORPORATION
By: /s/ John Herrera
Name: John Herrera
Title: VP, Global Real Estate

VMWARE, INC.
By: /s/ Iris Gai
Name: Iris Gai
Title: VP, Real Estate & Workplace